Exhibit 10.17

AMENDMENT
TO THE
MARTEN TRANSPORT, LTD.
2005 STOCK INCENTIVE PLAN

Pursuant to the retained power to amend contained in Section 18 of the plan restatement entitled “Marten Transport, Ltd. 2005 Stock Incentive Plan” (the “Plan”), and by resolution of the Board on August 17, 2010, the Plan is amended as follows.

1.             Section 9 of the Plan is amended and restated effective August 17, 2010, to read as follows:

“9.           Performance Unit Awards.

An Eligible Recipient may be granted one or more Performance Unit Awards under the Plan, and such Performance Unit Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.  The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the payment, issuance, retention and/or vesting of such Performance Unit Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more of Performance Criteria; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period.  Payment of a Performance Unit Award will be made to the Participant within two and one-half months following the end of the Participant’s tax year during which receipt of the Performance Unit Award is no longer subject to a ‘substantial risk of forfeiture’ within the meaning of Section 409A of the Code, except to the extent that (i) an Eligible Recipient has properly elected to defer income that may be attributable to a Performance Unit Award under a Company deferred compensation plan or arrangement, or (ii) the Committee requires that income that may be attributable to the Performance Unit Award be credited to and paid under a Company deferred compensation plan or arrangement.”

2.             Section 17 of the Plan is amended and restated to read as follows:

“17.         Section 409A of the Code.

     “It is intended that the Plan and all Incentive Awards hereunder be issued and administered in a manner that will cause such Incentive Awards to not be treated as deferred compensation subject to the requirements of Section 409A of the Code, except to the extent that (i) an Eligible Recipient has properly elected to defer income that may be attributable to an Incentive Award under a Company deferred compensation plan or arrangement, or (ii) the Committee requires that income that may be attributable to an Incentive Award be credited to and paid under a Company deferred compensation plan or arrangement.”